EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MONTEREY PASTA COMPAMY

Monterey Pasta Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:   Pursuant to authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on April 30, 2004, adopted resolutions setting forth the proposed amendments to the Certificate of Incorporation, declaring said amendments to be advisable, and calling for approval by the stockholders of this Corporation upon the consideration thereof.  The resolution setting forth the proposed amendment is as follows:

BE IT RESOLVED that it is advisable that Article I of the Company’s Certificate of Incorporation be amended to read as follows:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Monterey Gourmet Foods, Inc.

RESOLVED FURTHER that it is advisable that the first paragraph of Article IV of the Company’s Certificate of Incorporation be amended to read as follows:

The total number of shares of Stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000), consisting of One Million (1,000,000) shares of Preferred Stock, par value $.001 per share (hereinafter referred to as “Preferred Stock”), and Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share (hereinafter referred to as “Common Stock”).

SECOND:             Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the vote of the stockholders of this Corporation was duly called for at the next annual meeting of the stockholders held in accordance with Section 211 of the General Corporation Law of the State of Delaware, and holders of the necessary number of shares as required by statute voted for the adoption of said amendments.

THIRD:                Said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Monterey Pasta Company has duly caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 9 day of August, 2004.

MONTEREY PASTA COMPANY.
a Delaware corporatio

By:	/s/ James M. Williams
James M. Williams, President and
Chief Executive Officer